Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 10, 2026

Relating to Preliminary Prospectus Supplement dated February 10, 2026 to

Prospectus dated August 28, 2024

Registration No. 333-281830

FINAL PRICING TERMS

SYSCO CORPORATION

$600,000,000 4.400% Senior Notes due 2031

$650,000,000 4.950% Senior Notes due 2036

Issuer:	Sysco Corporation

Expected Ratings*:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Ratings Services BBB (Stable) by Fitch Ratings, Inc.

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	4.400% Senior Notes due 2031	4.950% Senior Notes due 2036

Principal Amount:	$600,000,000	$650,000,000

Maturity Date:	July 25, 2031	March 25, 2036

Coupon:	4.400%	4.950%

Interest Payment Dates:	January 25 and July 25, commencing July 25, 2026	March 25 and September 25, commencing September 25, 2026

Price to Public:	99.997% of the principal amount	99.637% of the principal amount

Benchmark Treasury:	3.750% due January 31, 2031	4.000% due November 15, 2035

Benchmark Treasury Yield:	3.701%	4.145%

Spread to Benchmark Treasury:	T + 70 bps	T + 85 bps

Yield to Maturity:	4.401%	4.995%

Optional Redemption Provision:

Make-Whole Call:	T + 15 bps	T + 15 bps

Par Call:	On or after June 25, 2031 (one month prior to maturity)	On or after December 25, 2035 (three months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Trade Date:	February 10, 2026

Expected Settlement Date**:	T + 3; February 13, 2026

CUSIP/ISIN Numbers:	871829 BW6 / US871829BW61	871829 BX4 / US871829BX45

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

US Bancorp Investments, Inc.

Co-Managers:

Scotia Capital (USA) Inc.

BNP Paribas Securities Corp.

Barclays Capital Inc.

Rabo Securities USA Inc.

Lloyds Securities Inc.

BMO Capital Markets Corp.

Zions Direct, Inc.

Siebert Williams Shank & Co., LLC

AmeriVet Securities, Inc.

Independence Point Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects delivery of the notes will be made against payment therefor on or about February 13, 2026, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

No PRIIPs KID — No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, TD Securities (USA) LLC toll free at 1-855-495-9846 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.